Exhibit 10.6

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the "Agreement") dated October 21, 2011 (the Effective Date”) by and between James M. Yeung (the "Shareholder") and Vitamin Blue, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company has been assisting a market maker with its application on Form 211 before the Financial Industry Regulatory Authority (“FINRA”) to make a market in the Company’s common stock on the OTC Bulletin Board; and

WHEREAS, the Company is in the process of registering 16,450,000 common stock shares (the “Registrable Shares”) on Form S-1 under the Securities Act of 1933, as amended;

WHEREAS, the Shareholder holds Fifteen Million (15,000,000) shares of the Registrable Shares; and

WHEREAS, FINRA has commented to the market maker in response to its Form 211 that the Shareholder holds a high concentration of the Registrable Shares; and

WHEREAS, to assist the market maker in responding to FINRA so that the market maker can make a market of the Company’s common stock on the OTC Bulletin Board, the Shareholder and the Company have agreed to restrict the sale of the Registrable Shares held by the Shareholder pursuant to this Agreement (the "Lock-up Securities")

NOW, THEREFORE, in consideration for the Company’s common stock eventually trading on the OTC Bulletin Board and for an orderly trading market for shares of the Company's common stock, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
LOCK-UP OF SECURITIES.  Shareholder agrees that from the Effective Date of this Agreement until the later of: (i) one (1) year from the date when the Company’s common stock is initially traded on the OTC Bulletin Board or (ii) eighteen (18) months from the Effective Date of this Agreement (the “Lock-up Period”), the Shareholder will not make or cause any sale of any of the Registrable Shares that the Shareholder owns.  However, during the Lock-up Period and thereafter, Shareholder will be free to sell any or all of the twenty-five percent (25%) of the Registrable Shares or Four Million and One Hundred Twelve Thousand Five Hundred (4,112,500) common stock shares (the “Unrestricted Stock”) owned by the Shareholder, subject only to applicable laws and regulations on sale or transfer including, but not limited to, Rule 144.

2.
TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.	GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

4.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
ATTORNEYS' FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

6.	AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.

7.
SEVERABILITY.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.
DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party to this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

9.
ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN BLUE, INC.	JAMES M. YEUNG

By:______________________________	By:________________________
Frank D. Ornelas
President, Secretary and
Chief Executive Officer